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                                                                      EXHIBIT 23


We consent to the incorporation by reference in the registration statements of American General Hospitality Corporation on Form S-8 (File No. 333-08845) and on Form S-8 (File No. 333-08841) of our report dated January 25, 1997 except for
Note 10, as to which the date is March 26, 197, on our audit of the consolidated financial statements and financial statement schedules of American General Hospitality Corporation as of December 31, 1996 and for the period from July 31, 1996 through December 31, 1996, which report is included in the Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.

Dallas, Texas
March 31, 1997